                                                                      Exhibit 99
                              [CONCORD CAMERA LOGO]


CONTACT:                   OR       LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                The Equity Group Inc.
Harlan Press                        Robert Goldstein  (212) 371-8660
Vice President and Treasurer        Devin Sullivan    (212) 836-9608
(954) 331-4200


                              FOR IMMEDIATE RELEASE
                   CONCORD CAMERA CORP. ANNOUNCES RESULTS FOR
             THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 27, 2004



HOLLYWOOD, FLORIDA - May 17, 2004 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ: LENS) today reported financial results for the third quarter and nine months of fiscal 2004 ended March 27, 2004 (see attached tables).

Third Quarter Comparison

For the third quarter ended March 27, 2004 ("Third Quarter Fiscal 2004"), net sales were $28.3 million, a 22.0% decrease from the same quarter last year. Net
(loss) was $(17.6) million, or $(0.61) per share. This compared to net sales of $36.2 million, and a net income of $1.3 million, or $0.04 per diluted share, for the third quarter of the prior fiscal year ("Third Quarter Fiscal 2003"). The Third Quarter Fiscal 2004 loss includes the impact of a significant reduction in the carrying values of certain digital camera and component inventory of $6.8 million related to recent volatility in the digital camera market, resulting from recent price declines and pricing reductions by the Company's competitors and excess inventory levels at its customers. In addition, the Third Quarter Fiscal 2004 loss includes unfavorable production variances due to lower than expected production volumes and manufacturing inefficiencies which created significant under absorption of manufacturing labor and overhead costs. The Third Quarter Fiscal 2004 loss also includes the impact of increasing our valuation allowances as a result of the aforementioned pre-tax loss against the Company's deferred tax assets of $7.2 million. These charges in Third Quarter Fiscal 2004 were offset by variable stock-based compensation income of $3.7 million. In the prior year, the Third Quarter Fiscal 2003 net income was positively impacted by the resolution of a previously disclosed disputed claim with a Design and Manufacturing Services ("DMS") customer. The resolution resulted in a net after tax benefit of $2.0 million from a $2.2 million pretax reduction of cost of products sold.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 2

Commenting on the financial results, Ira B. Lampert, Concord's Chairman, Chief Executive Officer and President, said, "Concord's net sales for the third quarter of fiscal 2004 of $28.3 million were below the guidance we issued in February of $30 million to $35 million, primarily due to pricing pressures for digital cameras, lower unit sales for all products and increases in estimated sales returns and allowances. Recent price declines in the digital camera market have negatively impacted the net realizable value of digital camera and component inventory and, in response to market conditions, the Company has significantly lowered the carrying value of this inventory and reduced its net deferred tax assets.

Mr. Lampert also said, "Net sales in our Design and Manufacturing Services business were $9.0 million this year versus $12.3 million in the third quarter of fiscal 2003. This represents a $3.3 million decrease or 27.3% below last year. This decrease was primarily attributable to a decrease in single use camera sales to certain customers to some extent offset by digital camera sales to other customers. Additionally, our Retail Sales and Distribution ("RSD") business declined compared to the same quarter last year. RSD net sales were $19.3 million in the third quarter of fiscal 2004, a decrease of $4.6 million, or 19.1% over last year's sales of $23.9 million.

"We had a gross deficit for the third quarter of fiscal 2004 of $(5.7) million, or (20.1)% of net sales, versus a gross profit of $8.4 million, or 23.2% of net sales in the same quarter last year. During the Third Quarter of Fiscal 2004, gross deficit was negatively affected by a $6.8 million pre-tax charge to cost of products sold relating to lowering the carrying value of certain digital camera and component inventory to their estimated net realizable value as a result of competitive pricing pressure and excess customer inventory levels. Higher manufacturing costs mainly resulting from significant under absorption of labor and overhead due to lower production volumes and production inefficiencies contributed to the decrease in gross profit. To a lesser extent, lower gross profit percentages related to certain DMS and RSD product sales contributed to the gross profit decrease. Last year's fiscal third quarter included the $2.2 million pretax benefit related to the favorable dispute resolution. We continue to invest in new product engineering, design and development, primarily focusing on digital technologies and products. We incurred approximately $2.4 million, or 8.6% of net sales, in product development costs in this year's fiscal third quarter as compared to $2.2 million, or 6.0% of net sales, last year.

"Selling expenses for the Third Quarter Fiscal 2004 were $3.2 million, or 11.4% of net sales. This compared to $1.9 million, or 5.2% of net sales, for the Third Quarter Fiscal 2003. The increase was primarily due to the cost of additional sales and marketing personnel, tradeshows and higher freight costs. Consistent with our strategic plan to grow sales, we have increased our sales and marketing personnel worldwide to position us for future growth."

"General and administrative expenses ("G&A") for the Third Quarter Fiscal 2004 were $7.2 million, or 25.5% of net sales. This compared to $5.4 million, or 14.8% of net sales, for the Third Quarter Fiscal 2003. The increase in G&A expenses was primarily due to increases in professional fees associated with installing an ERP system, costs associated with implementing measures necessary to comply with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), increases in salaried personnel expenses, and severance expenses, partially offset by lower legal costs," said Mr. Lampert.

Variable stock-based compensation income for the Third Quarter Fiscal 2004 was $3.7 million because the Common Stock price on March 27, 2004, (the last day of Third Quarter Fiscal 2004) was lower than our Common Stock price on the first day of the fiscal period. Variable stock-based compensation expense was $0 in the same quarter last year.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 3

Income tax provision for the Third Quarter Fiscal 2004 was $5.7 million as compared to $0.1 million in the same quarter last year. As a result of the pre-tax loss incurred during the Third Quarter of Fiscal 2004, the Company determined that a portion of our deferred tax asset may not be fully realizable and accordingly the Company increased our deferred tax assets valuation allowance by $7.2 million, which included $1.4 million to offset the income tax benefit relating to our loss from operations recorded during the quarter.

Nine Month Comparison

For the nine months ended March 27, 2004 ("Fiscal 2004 YTD"), net sales were $150.7 million, a 17.5% increase over the same period last year, and net (loss) was $(21.1) million, or $(0.74) per share. For the nine months ended March 29, 2003 ("Fiscal 2003 YTD"), net sales were $128.3 million and net income was $4.7 million, or $0.16 per diluted common share.

RSD sales for Fiscal 2004 YTD were $117.0 million, an increase of $19.0 million, or 19.4%, and accounted for 78% of total sales. The growth in RSD sales was in large part due to sales of Polaroid branded single use and traditional cameras, new customers and organic growth from existing accounts due to sell through and new product introductions. DMS sales were $33.7 million in Fiscal 2004 YTD, an increase of $3.5 million, or 11.7%, as compared to the same period last year, and accounted for 22% of total sales. The increase in DMS sales was primarily due to sales of single use cameras to a certain customer, partially offset by lower sales to existing customers.

Gross profit for Fiscal 2004 YTD was $11.5 million, or 7.6% of net sales, versus $25.6 million, or 19.9% of net sales in Fiscal 2003 YTD. During Fiscal 2004 YTD, gross profit was negatively affected by the $9.9 million pre-tax charge to cost of products sold which resulted from the $9.4 million of pre-tax inventory charges to lower the carrying value of certain digital and component inventory to their estimated net realizable value resulting from the negative impact of a decline in the digital camera market, competitive pricing pressure and excess customer inventory levels, and increased depreciation expense of $0.5 million for molds and tooling related to certain digital cameras. In addition, higher manufacturing costs mainly resulting from production inefficiencies related to the production of digital products contributed to the decrease in gross profit, in dollars and as a percentage of sales. The comparable prior year period included a $2.2 million pre-tax benefit from the favorable resolution of a previously disclosed disputed claim with a DMS customer in the third quarter partially offset by $0.8 million of additional air freight costs due to the West Coast dock worker labor dispute. Product engineering, design and development costs for Fiscal 2004 YTD and Fiscal 2003 YTD, in dollars and as a percentage of net sales, were $7.6 million (5.0%) and $6.1 million (5.0%), respectively.

Selling expenses for Fiscal 2004 YTD were $9.3 million, or 6.2% of net sales. This compared to $5.9 million, or 4.6% of net sales for Fiscal 2003 YTD. The increase was primarily due to the cost of additional sales and marketing personnel, royalties related to the Polaroid brand licenses, tradeshows, and higher variable costs including freight and handling, all of which were attributable to our sales growth.

G&A expenses for Fiscal 2004 YTD were $18.7 million, or 12.4% of net sales. This compared to $14.9 million, or 11.6% of net sales for Fiscal 2003 YTD. The increase in G&A expenses was primarily due to increases in personnel, professional fees associated with installing an ERP system, costs associated with implementing measures necessary to comply with the Sarbanes-Oxley Act, and additional costs associated with our growth. During Fiscal 2003 YTD, G&A expenses included a $0.5 million recovery from Polaroid Corporation resulting in a reduction of expenses.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 4

Variable stock-based compensation income for Fiscal 2004 YTD was $0.6 million since our Common Stock price on March 27, 2004 (the last day of the fiscal period) was lower than our Common Stock price at the beginning of the fiscal period. No variable stock-based compensation income or expense was recorded in the same period last year.

Interest expense for Fiscal 2004 YTD was $0.5 million, compared to $1.0 million in the same period last year. The decrease of $0.5 million was attributable to the reduction in interest expense related to the repurchase of Senior Notes in August 2002 and the non-recurring write-off of deferred finance costs of $0.3 million recorded in Fiscal 2003 YTD.

Other income, net was $0.5 million and $1.4 million for Fiscal 2004 YTD and Fiscal 2003 YTD, respectively. The decrease of $0.9 million related primarily to the loss on the sale of short-term investments of $0.9 million recorded in the Second Quarter Fiscal 2004. Over the holding period of the short-term investments, we realized a net positive return of $0.6 million after giving effect to the dividend income received which more than offset the loss.

Income tax provision for the Fiscal 2004 YTD was $5.2 million as compared to $0.4 million in the same period last year. As a result of the pre-tax loss incurred during the Third Quarter of Fiscal 2004, we determined that a portion of our deferred tax asset may not be fully realizable, and accordingly, we increased our deferred tax asset valuation allowance by $7.2 million, which included $2.0 million to offset the benefit relating to losses generated during the first three quarters of Fiscal 2004.

Working Capital

Mr. Lampert continued, "Concord ended the third quarter with working capital of $106.1 million, no long-term debt, and cash and cash equivalents on hand of $62.3 million. We also had total shareholders' equity of $137.0 million, or approximately $4.76 per share, as of March 27, 2004.

Fourth Quarter 2004 Guidance

Commenting on the short-term outlook for the Company, Mr. Lampert continued, "Providing long- term future guidance continues to be challenging. Our business remains difficult to forecast. Currently, for the fourth quarter of fiscal 2004, we anticipate revenues in the approximate range of $52 to $57 million and a net loss in the approximate range of $(3.0) to $(4.0) million, or $(0.10) to $(0.14) per share, before any non-cash variable stock option expense. Fourth quarter guidance includes sales and results of operations from Jenimage Europe GmbH which was acquired on May 10, 2004."

Strategy and Potential New Products and Relationships

In conjunction with its assessment of recent market conditions, the Company continues to evaluate its strategic direction in order to operate effectively in the digital camera market place. In addition, we continue to believe that if we execute our fundamental strategies of engineering, developing, designing and manufacturing high quality products at low costs and introduce new products to our RSD and DMS customers in a timely manner, our business will progress and operate efficiently. We are introducing new products, enhancing product design and development capabilities, and fortifying sales and marketing infrastructure to address new sales channels. Consistent with our recent acquisition of Jenimage Europe GmbH, the Company continues to investigate and pursue opportunities to create a more significant and visible branded product presence for its digital cameras.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 5

If the Company's sourcing and development efforts are successfully concluded, the Company anticipates introducing several new digital, single use and traditional cameras to potential new and existing DMS and RSD customers during the remainder of this Fiscal 2004 and 2005. We are evaluating various growth opportunities that could require significant funding commitments. We have from time to time held, and will continue to hold, discussions and negotiations with
(i) companies that represent potential acquisition or investment opportunities,
(ii) potential strategic and financial investors who might have an interest in making an investment in or acquiring us, (iii) potential joint venture partners looking toward formation of strategic alliances that would broaden our product base or enable us to enter new lines of business and (iv) potential new and existing DMS customers where the design, development and production of new products, including certain new technologies, would enable us to expand our existing business, and enter new markets.

Investor Conference Call

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call today, Monday, May 17, 2003 at 11:00 A.M. Eastern Daylight Time, to discuss fiscal 2004 third quarter and nine month results as well as other topics. Interested parties may participate in the call by dialing (973) 317-5319 approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Concord conference call. The conference call will also be broadcast live over the Internet via the Webcast section featured on the home page of Concord's website - www.concord-camera.com. To listen to the live call, go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen to the live call, the conference call will be archived and can be accessed on Concord's website for approximately 5 business days. A copy of the earnings release will be available on the same website, by going to the Investor Relations page and clicking on the "Press Releases" link.


About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System (APS) and 35mm cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD and CONCORD EYE Q. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

                                  ### #### ###

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 6

Concord Camera Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                                                   March 27,            June 28,
                                                                                     2004                 2003
                                                                                   --------             --------
                                Assets                                           (Unaudited)
Current Assets:
     Cash and cash equivalents                                                     $  62,290            $  38,221
     Short-term investments                                                               --               50,035
     Accounts receivable, net                                                         21,138               32,494
     Inventories                                                                      43,776               32,317
     Prepaid expenses and other current assets                                         6,659                5,122
                                                                                   ---------            ---------
                           Total current assets                                      133,863              158,189
Property, plant and equipment, net                                                    20,089               21,328
Goodwill, net                                                                          3,721                3,721
Other assets, net                                                                     18,557               22,576
                                                                                   ---------            ---------
Total assets                                                                       $ 176,230            $ 205,814
                                                                                   =========            =========

                 Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable                                                              $  12,634            $  22,105
     Accrued expenses                                                                 12,991               13,023
     Other current liabilities                                                         2,110                1,984
                                                                                   ---------            ---------
                           Total current liabilities                                  27,735               37,112
Other long-term liabilities                                                           11,495               11,874
                                                                                   ---------            ---------
Total liabilities                                                                     39,230               48,986
Commitments and contingencies
Stockholders' equity:
     Blank check preferred stock, no par value,
         1,000 shares authorized, none issued                                             --                   --

     Common stock, no par value, 100,000 shares
         authorized; 30,410 and 29,464 shares issued
         as of March 27, 2004 and June 28, 2003, respectively                        142,824              141,109
     Paid-in capital                                                                   4,911                5,407
     Deferred stock-based compensation                                                   (63)                (190)
     Deferred share arrangement                                                          413                   --
     Retained (deficit) earnings                                                      (6,052)              15,070
     Accumulated other comprehensive loss                                                 --                 (431)
                                                                                   ---------            ---------
                                                                                     142,033              160,965
     Less: treasury stock, at cost, 1,599 and 1,543 shares as
            of March 27, 2004 and June 28, 2003, respectively                         (4,620)              (4,137)

     Less: common stock held in trust, 331 shares as
            of March 27, 2004                                                           (413)                  --
                                                                                   ---------            ---------
                           Total stockholders' equity                                137,000              156,828
                                                                                   ---------            ---------
Total liabilities and stockholders' equity                                         $ 176,230            $ 205,814
                                                                                   =========            =========

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 27, 2004
May 17, 2004
Page 7

Concord Camera Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

                                     For the quarter ended                For the nine months ended
                                 ---------------------------------   ---------------------------------

                                    March 27,         March 29,          March 27,         March 29,
                                      2004              2003               2004              2003
                                 ---------------    --------------    ---------------   --------------

Net sales                          $ 28,280             $ 36,246          $ 150,744       $ 128,268

Cost of products sold                33,952               27,854            139,214         102,686
                                   --------             --------          ---------       ---------
Gross (deficit) profit               (5,672)               8,392             11,530          25,582

Selling expenses                      3,234                1,886              9,322           5,896

General and administrative
     expenses                         7,211                5,367             18,737          14,914

Variable stock-based
     compensation income             (3,700)                  --               (601)             --

Interest expense                        124                  206                494           1,030

Other income,
     net                               (688)                (464)              (539)         (1,429)
                                   --------             --------          ---------       ---------

(Loss) income before
     income taxes                   (11,853)               1,397            (15,883)          5,171

Provision for
     income taxes                     5,743                  140              5,239             438
                                   --------             --------          ---------       ---------

Net (loss) income                  $(17,596)            $  1,257          $ (21,122)      $   4,733
                                   ========             ========          =========       =========

Basic (loss) income per
     common share                  $  (0.61)            $   0.05          $   (0.74)      $    0.17
                                   ========             ========          =========       =========

Diluted (loss) income per
     common share                  $  (0.61)            $   0.04          $   (0.74)      $    0.16
                                   ========             ========          =========       =========

Weighted average
     common shares
     outstanding - basic             28,774               27,915             28,642          27,858

Dilutive effect of common
     stock options                       --                1,627                 --           1,561
                                   --------             --------          ---------       ---------

Weighted average
     common shares
     outstanding - diluted           28,774               29,542             28,642          29,419
                                   =========            =========         =========       =========
